June 9, 2010	For More Information Contact: James O. McKenna, Chief Financial Officer 954-360-6408

PRESS RELEASE IMMEDIATE
FORWARD INDUSTRIES, INC. ANNOUNCES CORPORATE ACTIONS

● Adoption of Shareholder Protection Rights Plan ○ Acquisition threshold: 28% ○ “Fair price” provision ○ Expiration: December 21, 2010

● Amendment of Bylaws ○ Classification of Board of Directors ○ Increase the threshold to call a Special Meeting of Shareholders to 40%

 Pompano Beach, Florida, June 9, 2010 (NASDAQ Capital Market:  FORD) – The Board of Directors of Forward Industries, Inc.  (the “Company”), to provide protection to shareholders and enable the Board to discharge its duties to all shareholders, today adopted a temporary Shareholder Protection Rights Plan (the “Rights Plan”) and declared a distribution of one Right on each outstanding share of Common Stock of the Company to shareholders of record at the close of business on June 21, 2010.  The Rights Plan will not preclude accepting a cash offer, as set forth below.

This action was recommended to the Board unanimously by the Special Committee of the Board, which is comprised solely of independent directors and was formed to assess, independent of management, the Company’s strategic options in light of statements made by the LaGrange Group (as defined below) in its Schedule 13D filings.

Fred Hamilton, Chairman of the Special Committee of the Board, stated, “The Rights Plan is intended to protect shareholders and allow a transaction that is in the best interest of the Company and its shareholders because the Rights can be redeemed prior to a triggering event.”  The Rights Plan is designed to cause dilution to a person or group that acquires 28% or more of the Company’s Common Stock unless the Rights are first redeemed by the Board pursuant to the Rights Plan.

The Rights Plan was adopted in response to (i) the purchase by LaGrange Capital Partners, L.P., LaGrange Capital Management, L.L.C., LaGrange Capital Partners Offshore Fund, Ltd. and LaGrange Special Situations Yield Master Fund, Ltd., LaGrange Capital Administration, L.L.C. and Frank LaGrange Johnson (collectively, the “LaGrange Group”), as reported on their Schedule 13D, most recently amended on June 2, 2010, of 2,058,445 shares of Common Stock, which the Schedule 13D states as constituting 25.8% of the Company’s outstanding Common Stock, (ii) their stated intention, reported by their Schedule 13D, to take certain actions including “offering proposals to the [Company] which may concern changes to the capitalization, ownership structure (including a potential sale of the [Company]), the advisability or inadvisability of acquisitions by the [Company], board composition, management composition, or operations of the [Company]” and (iii) their unwillingness, despite the Special Committee’s request for an earlier meeting, to agree to meet with the Special Committee until the week of July 12, 2010.  The Rights Plan was adopted to deter coercive takeover tactics that can be used to deprive shareholders of the full value of their investment, to afford the Special Committee the opportunity to fully consider any proposal by the LaGrange Group and to enable the Board to discharge its duties to all shareholders.

 Until it is announced (i) that a person or group has acquired beneficial ownership of 28% or more of the Company’s Common Stock (an “Acquiring Person”), or (ii) that a person or group has commenced a tender offer that would result in such person becoming an Acquiring Person, the Rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable.  Thereafter, separate Rights certificates will be distributed, and each Right will have an exercise price of $4.00.

Ten business days after an announcement that results in any person becoming an Acquiring Person (or such earlier or later date as the Board may decide) (the “Flip-in Date”), each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights automatically become void) will entitle its holder to purchase, for the exercise price, the number of shares of the Company’s Common Stock having a market value of twice the exercise price of each Right.   Also, after an Acquiring Person has become such, the Company may not consolidate or merge with, or sell 50% or more of its assets or earning power to, any person if at the time of such merger or sale (or agreement to do any of the foregoing) the Acquiring Person controls the Board and, in the case of a merger, will receive different treatment than all other shareholders unless proper provision is made so that each Right would thereafter become a right to buy, for the exercise price, that number of shares of common stock of such other person having a market value of twice the exercise price.  After the Flip-in Date, the Board may issue one share of the Company’s Common Stock in exchange for each Right.  In addition, none of the above events will be triggered under the Rights Plan if there is a fully financed cash tender offer for all of the shares of the Company’s Common Stock under which the price to be paid to all holders of the Common Stock is greater than or equal to the higher of 120% of the average market price of shares of Common Stock during the 90 calendar days preceding the offer and 100% of the highest market price of shares of Common Stock during the 52 weeks preceding the offer.

The Rights may be redeemed by the Board for $0.001 per Right, at any time prior to the Flip-in Date.

Unless the Rights Plan is amended or supplemented, the Rights Plan and the Rights will expire six months from the record date of the issuance of the Rights, or December 21, 2010.  The Rights Plan may be amended or supplemented by the Board (i) in any respect, if prior to the Flip-in Date, or (ii) thereafter, to make changes that shall not materially adversely affect the interests of the holders of Rights generally.

A letter to shareholders regarding the Rights Plan and a summary of certain terms of the Rights Plan will be mailed to shareholders.

In addition to the actions taken by the Board with regard to the adoption of the Rights Plan, based on the unanimous recommendation of the Special Committee, the Board has determined that it is in the best interest of the Company and its shareholders to amend the Company’s Bylaws in order to (i) increase the percentage of outstanding shares required to be held in order to call a special meeting of the shareholders of the Company from 30% to 40% and (ii) to classify the Board.  The three classes of directors consist of:  (i) Class I – with terms expiring at the 2011 annual meeting of shareholders:  Douglas W. Sabra and Michael Schiffman; (ii) Class II – with terms expiring at the 2012 annual meeting of shareholders:  Bruce Galloway and Louis Lipschitz; and (iii) Class III – with terms expiring at the 2013 annual meeting of shareholders:  John F. Chiste and Fred Hamilton.  Thereafter, each director will be elected to a three-year term.

Forward Industries, Inc.  designs and distributes custom carrying case solutions primarily for cellular phones and home medical diagnostic equipment.  Forward Industries’ products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

Statements in this press release other than statements of historical fact are “forward-looking statements.” Such statements are subject to certain risks and uncertainties, identified from time to time in the Company’s filings with the Securities and Exchange Commission that could cause actual results to differ materially from those reflected in any forward-looking statements.  These forward-looking statements represent the Company’s judgment as of the date of the release.  The Company disclaims, however, any obligation to update these forward-looking statements.